Exhibit 99.1

Capnia Completes Merger with Essentialis Creating Rare Disease

Therapeutics Company

Lead Clinical Asset Entering Phase II/III Development in 2017 for the

Treatment of Prader-Willi Syndrome

Raises $10 Million in Concurrent Financing; Cash Runway Through Key Milestones

REDWOOD CITY, CA – March 8, 2017 – Capnia, Inc. (NASDAQ: CAPN), focused on the development and commercialization of novel therapeutics for the treatment of rare diseases, today announced that it has completed its previously-announced merger with privately-held Essentialis, Inc. effective March 7, 2017. Capnia’s lead therapeutic asset, diazoxide choline controlled-release (DCCR), a once-daily oral tablet, is entering Phase II/III development for the treatment of Prader-Willi Syndrome (PWS) in 2017. Concurrent with the closing of the merger, prior investors in Essentialis, as well as new investors, invested $10 million in newly-issued Capnia shares of common stock at $0.96 per share.

“The completion of this merger with Essentialis marks a significant step forward for Capnia, our stockholders and potentially for the patients and families awaiting new therapeutic options for PWS,” said Anish Bhatnagar, MD, Chief Executive Officer of Capnia. “We are eager to advance the clinical development of DCCR, initially in patients with PWS, while exploring other indications for this promising compound. We also look forward to initiating the planned Phase II/III clinical trial evaluating DCCR in patients with PWS later this year. As we embark on this new strategic direction for Capnia, we are confident that we have the team and the resources in place to create meaningful value for our stockholders while bringing novel therapies to patients.”

About PWS

PWS is a rare and complex genetic disorder affecting appetite, growth, metabolism, cognitive function and behavior. In both the US, it is estimated that one in 12,000 to 15,000 people has PWS and there are currently no approved therapies to treat the appetite, metabolic, cognitive function, or behavioral aspects of the disorder. This disorder is typically characterized by low muscle tone, short stature (when not treated with growth hormone), the accumulation of excess body fat, developmental delays, incomplete sexual development, cognitive disabilities, behavioral problems and hyperphagia, a chronic feeling of insatiable hunger. Hyperphagia, in the absence of effective limitations to access to food, can lead to morbid obesity. In a global survey conducted by the Foundation for Prader-Willi Research, 96.5% of respondents (parent and caregivers) rated hyperphagia as the most important or a very important symptom to be relieved by a new medicine. DCCR has received Orphan Drug Designation from the US FDA for the treatment of PWS.

About Diazoxide Choline Controlled-Release Tablet

Diazoxide choline controlled-release tablet is a novel, proprietary controlled-release, crystalline salt formulation of diazoxide which is administered once-daily. The parent molecule, diazoxide, as an oral suspension, has been used for decades in thousands of patients in a range of diseases in neonates, children and/or adults. DCCR offers a significant advantage over the 2-3 times a day dosing paradigm, which is not suitable for patients with PWS. The DCCR development program is supported by positive data from two completed Phase II clinical studies and six completed Phase I clinical studies in various metabolic indications, as well as a pilot study in PWS patients. In the PWS pilot study, DCCR showed promise in addressing the hallmark symptoms of PWS, most notably hyperphagia, which is the unrelenting hunger that severely diminishes the quality of life for patients and their families.

About Capnia

Capnia is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. The Company is currently advancing its lead candidate, DCCR, a once-daily oral tablet for the treatment of Prader-Willi Syndrome (PWS), into Phase II/III clinical development during 2017. Capnia also markets innovative medical devices, including the CoSense® End-Tidal Carbon Monoxide (ETCO) monitor, which measures ETCO and is used by hospitals to detect hemolysis in newborns, and the NeoForce portfolio of neonatal pulmonary resuscitation solutions. For more information, please visit www.capnia.com.

Capnia’s Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ability to initiate the Phase II/III trial in the second half of 2017.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-Q filed with the Securities and Exchange Commission on November 14, 2016, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Glenn Garmont

Argot Partners

(212) 600-1902

michelle@argotpartners.com

glenn@argotpartners.com

2